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Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

February 7, 2005

FTD Group, Inc.
3113 Woodcreek Drive
Downers Grove, IL 60515

Re:
Form S-1 Registration Statement No. 333-120723;
 17,372,693 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

        We have acted as special counsel to FTD Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of up to 17,372,693 shares (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) under the Act; the "Shares") of common stock, $.01 par value per share (the "Common Stock"), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on November 23, 2004 (File No. 333- 120723), as amended to date (the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter, other than as to the validity of the Shares.

        As such counsel, we have examined (i) the form of Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company and Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement, and (ii) such other documents, certificates, corporate records and instruments, and such matters of fact and questions of law, as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters, and we have not independently verified such factual matters.

        We are opining herein only as to the validity of the Shares under Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion, as of the date hereof, that when (i) the Underwriting Agreement in substantially the form reviewed by us has been duly executed and delivered and (ii) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters, Green Equity Investors IV, L.P. and FTD Co-Investment, LLC as contemplated by such Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Validity of the Common Stock." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Latham & Watkins LLP

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  Exhibit 5.1